Exhibit 99.1

Trine II Acquisition Corp. Announces Pricing of $360 Million Initial Public Offering

Trine II To Be Listed On NYSE Under Ticker Symbol “TRAQ.U”

NEW YORK, November 2, 2021 /Businesswire/ Trine II Acquisition Corp. (“Trine II”), a special purpose acquisition company, announced the pricing of its initial public offering of 36,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “TRAQ.U” beginning November 3, 2021. Each unit consists of one Class A ordinary share of Trine II and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of Trine II at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the New York Stock Exchange under the symbols “TRAQ” and “TRAQ.WS,” respectively.

Trine II is led by Leo Hindery, Jr., as chairman of the board of directors and Pierre M. Henry, as the Chief Executive Officer. Trine II is a newly organized blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or business combination with one or more businesses.

Morgan Stanley is serving as the sole book-running manager for this offering. Trine II has granted the underwriter a 45-day option to purchase up to 5,400,000 additional units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on November 5, 2021, subject to customary closing conditions.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from:

●	Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

The registration statement relating to the securities became effective on November 2, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the proposed initial public offering will be completed on the terms described, or at all, or that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Trine II, including those set forth in the “Risk Factors” section of Trine II’s registration statement and preliminary prospectus relating to Trine II’s initial public offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website at www.sec.gov. Trine II undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by applicable law.

Contact:

Trine II Acquisition Corp.

Richard A. Miller

Executive Vice President and Chief Financial Officer

inquiries@trineacquisitioncorp.com